Exhibit 4.2

CONSENT OF INTERNAL QUALIFIED RESERVES EVALUATOR

In connection with Husky Energy Inc.’s Registration Statement on Form F-80 filed with the US Securities and Exchange Commission on the date hereof and offer to purchase and circular dated October 2, 2018, and any amendments or variations thereto, and any documents incorporated by reference therein (the “Registration Statement”), I, Richard Leslie, hereby consent to the use of and reference to my name and the information derived from my Report on Reserves Data dated January 31, 2018, as described or incorporated by reference in the Registration Statement. I have signed this Consent in my capacity as an employee of Husky Energy Inc. and not in my personal capacity.

Calgary, Alberta, Canada

October 2, 2018

Richard Leslie, P. Eng
Director, Reserves
Internal Qualified Reserves Evaluator